Exhibit 99.1

PermRock Royalty Trust

News Release

PermRock Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, September 20, 2019 – PermRock Royalty Trust (NYSE:PRT) (the “Trust”) today declared a monthly cash distribution to record holders of its trust units representing beneficial interests in the Trust (“Trust Units”) as of September 30, 2019, and payable on October 15, 2019 in the amount of $851,777.05 ($0.070014 per Trust Unit), based principally upon production during the month of July 2019.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations:

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil (per Bbl)	Natural Gas (per Mcf)
	Bbls	Bbls/D	Mcf	Mcf/D
Current Month	49,806	1,607	52,379	1,689	$54.42	$1.05
Prior Month	43,869	1,462	51,754	1,725	$49.94	$0.90

Oil cash receipts for the properties underlying the Trust totaled $2.71 million for the current month, an increase of $0.52 million from the prior month distribution period. This increase was due to an increase in oil prices and sales volumes. Natural gas cash receipts for the properties underlying the Trust totaled $0.05 million for the current month, an amount that was stable in comparison to the prior month distribution period.

Total direct operating expenses, including marketing, lease operating expenses and workover expenses, were $0.58 million, an increase of $0.13 million from the prior month. Severance and ad valorem taxes were $0.25 million.

Capital expenditures were $0.57 million in the current month, a decrease of $0.55 million from the prior month. Boaz Energy indicated that the decrease was primarily because the majority of the capital required to drill the previously reported Terry County Clearfork well was accounted for in prior months. Boaz Energy reported the Terry County Clearfork well was put on pump September 1, 2019. The average gross production rate for the first 15 days of September 2019 was 223 barrels of oil per day. Boaz Energy believes additional well locations and waterflood patterns are now viable based on well results and 3D seismic data. Boaz Energy anticipates drilling 1 to 2 additional Kingdom Clearfork wells in the 4th quarter of 2019 as well as implementing a new waterflood pattern.

The Trustee has retained $58,000 from the distributions the Trust received in September 2019 as a cash reserve. Pursuant to the amended and restated Trust Agreement, dated as of May 4, 2018, by and among Boaz Energy, the Trustee and Wilmington Trust, National Association (the “Trust Agreement”), the Trustee is authorized to retain cash up to an aggregate of $1.0 million from the distributions the Trust receives to be used by the Trust in the event that its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due. Accordingly, the Trustee will retain cash from distributions in amounts as the Trustee determines, but not less than $25,000 per month or more than $100,000 per month until such time as the Trust’s cash reserve equals or exceeds $1.0 million. Including the amount retained this month, the Trust’s cash reserve totals $300,000.

About PermRock Royalty Trust

PermRock Royalty Trust is a Delaware statutory trust formed by Boaz Energy II, LLC (“Boaz Energy”) to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties owned by Boaz Energy in the Permian Basin of West Texas. For more information on PermRock Royalty Trust, please visit our website at www.permrock.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements.” These forward-looking statements represent the Trust’s and Boaz Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, future cash retentions from distributions, and Boaz Energy’s anticipated drilling and completion activities, the estimated cost of such activities, the viability of wells and waterflood patterns and the resulting impact on the computation of the Trust’s net profits. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Boaz Energy with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially from those projected in the forward-looking statements include expenses of the Trust and reserves for anticipated future expenses, Boaz Energy’s ability to obtain the required permits for anticipated drilling activities, uncertainties in estimating the cost of drilling activities and risks associated with drilling and operating oil and natural gas wells.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Trust does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Trust to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Trust’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2019 and other public filings filed with the SEC. The risk factors and other factors noted in the Trust’s public filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement. The Trust’s filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	PermRock Royalty Trust

Simmons Bank, Trustee

Lee Ann Anderson, Senior Vice President

Toll-free: (855) 588-7839

Fax: (817) 298-5579

Website: www.permrock.com

e-mail: trustee@permrock.com